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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                      Orthodontic Centers of America, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                           (Title of Class Securities)

                                    68750P103
                     ---------------------------------------
                                 (CUSIP Number)

                                 October 5, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 5 pages
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CUSIP NO. 68750P103

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   1.      Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Gasper Lazzara, Jr.
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   2.      Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b)
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   3.      SEC Use Only
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   4.      Citizenship or Place of Organization      United States
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Number of               5.     Sole Voting Power                 1,057,056
Shares Bene-          ----------------------------------------------------------
ficially                6.     Shared Voting Power                 521,687
Owned by Each         ----------------------------------------------------------
Reporting               7.     Sole Dispositive Power            1,057,056
Person With:          ----------------------------------------------------------
                        8.     Shared Dispositive Power            521,687
--------------------------------------------------------------------------------

   9.      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      1,578,743*

           *Includes 376,160 shares held in trusts by a third party trustee for the benefit of the children of the reporting person and 145,527 shares held by a charitable foundation of which Dr. Lazzara is a co-trustee. The filing of this statement shall not be construed as an admission that the reporting person is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement.

   10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)     N/A

   11.     Percent of Class Represented by Amount in Row (9)   3.1%

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   12.     Type of Reporting Person (See Instructions)   IN

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ITEM 1.

      (a)  Name of Issuer:  Orthodontic Centers of America, Inc.
      (b)  Address of Issuer's Principal Executive Offices:
                                            3850 North Causeway Blvd, Suite 1040
                                            Metairie, LA  70002
ITEM 2.

      (a)  Name of Person Filing:  Gasper Lazzara, Jr.
      (b)  Address of Principal Business Office or, if none, Residence:
                                                     129 Bristol Place
                                                     Ponte Vedra Beach, FL 32082
      (c)  Citizenship:  United States
      (d)  Title of Class of Securities:  Common Stock
      (e)  CUSIP Number:  68750P103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         N/A

ITEM 4.       OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owned: 1,578,743*

      (b)  Percent of class: 3.1%

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote:  1,057,056

           (ii)  Shared power to vote or to direct the vote:  521,687

           (iii) Sole power to dispose or to direct the disposition of:
                                                                       1,057,056

           (iv)  Shared power to dispose or to direct the disposition of:
                                                                         521,687

    *Includes 376,160 shares held in trusts by a third party trustee for the benefit of the children of the reporting person and 145,527 shares held by a charitable foundation of which Dr. Lazzara is a co-trustee. The filing of this statement shall not be construed as an admission that the reporting person is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

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ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10.      CERTIFICATION

         N/A


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 12, 2002
                                                 -------------------------------
                                                               Date

                                                     /s/ GASPER LAZZARA, JR.
                                                 -------------------------------
                                                            Signature

                                                       Gasper Lazzara, Jr.
                                                 -------------------------------
                                                            Name/Title


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